United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 29, 2016

Communications Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

 Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address Of Principal Executive Offices)	(Zip Code)

(952) 996-1674

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

Effective August 29, 2016, Communications Systems, Inc. (the “Company”) appointed Mark D. Fandrich, as Vice President and Chief Financial Officer. Mr. Fandrich, age 54, has been serving as VP of Finance for the Company’s Suttle business unit since July 2015. Prior to joining Suttle, Mr. Fandrich served as Corporate Controller for the Bergquist Company, a manufacturer of thermal conductive interface materials, thermal substrates, membrane switches and fans, from April 2005 to July 2015. Bergquist was acquired by Henkel AG & Co. KGaA of Dusseldorf, Germany in November 2014. Prior to his employment at Bergquist, Mr. Fandrich served in a finance role at several private and public companies and as a tax accountant for Arthur Andersen & Co.

Mr. Fandrich will receive a salary of $200,000 a year and was granted options to purchase 20,000 shares of Company stock.

Mr. Fandrich will also participate in the Company bonus programs. His 2017 annual bonus opportunity will allow him to earn up to 55% of his base compensation if all “Targets” are achieved by the Company. He will also have a long-term incentive compensation opportunity equal to 50 % of his base compensation.

Mr. Fandrich will also have a Company car available to him or in the event he chooses not to have a Company car, he will receive an annualized car allowance of $7,750. Mr. Fandrich is also eligible to participate in the Company’s other employee benefit plans on the same basis as other employees. His employment is at will.

In connection with his appointment, the Company and Mr. Fandrich also entered into a Change in Control Agreement similar to those of other Company executives.

Other Communications Systems, Inc. Management Changes

Concurrent with Mr. Fandrich’s appointment, the previous Chief Financial Officer, Edwin C. Freeman, was appointed the Company’s Treasurer and Vice President of Corporate Development, and will assist Mr. Fandrich in his transition to Chief Financial Officer.

Item 9.01    Financial Statement and Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release dated August 29, 2016 on Appointment of Mark D. Fandrich as Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Roger H.D. Lacey,
Roger H.D. Lacey, Chief Executive Officer

 Date:  August 29, 2016